Exhibit 99.1

StoneCastle Financial Corp. Announces At-the-Market Offering

DENVER, October 21, 2021 — StoneCastle Financial Corp. (Nasdaq: BANX) (“StoneCastle” or the “Company”) today announced that it has filed a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”), under which it may offer and sell up to $30,000,000 of its common stock (the “Common Stock”) from time to time through an “at-the-market” equity offering program (the “ATM Offering”). The Company intends to invest the net proceeds from any sales of its common stock in accordance with its investment policy. The timing and any amount of sales will be determined by a variety of factors determined by the Company.

Common Stock will be offered through B. Riley Securities, Inc. (“B. Riley”) which is serving as the sales agent. B. Riley may sell Common Stock by any lawful method deemed to be an “at-the-market offering” defined by Rule 415(a)(4) of the Securities Act of 1933, as amended, including without limitation, sales on any existing trading market. Sales may be made at market prices above the Company’s net asset value (exclusive of any distributing commission or discount) prevailing at the time of a sale or at prices related to prevailing market prices. As a result, sales prices may vary.

The Company’s prospectus supplement filed today supplements information contained in the accompanying prospectus contained in the shelf registration statement on Form N-2 (File No. 333-251349) for the offering of Common Stock. Potential investors should review the prospectus, the prospectus supplement and all other related documents that the Company has filed with the SEC for complete corporate information, including information pertaining to the ATM Offering and the risks associated with investing in the Company. Investors can obtain copies of the prospectus supplement and the accompanying prospectus by visiting the SEC’s website at www.sec.gov or by contacting the Company at (212) 468-5441 or 100 Fillmore Street, Suite 325, Denver, CO 80206.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About StoneCastle Financial Corp.

StoneCastle is an SEC registered non-diversified, closed-end investment company listed on the NASDAQ Global Select Market under the symbol “BANX.” Its primary investment objective is to provide stockholders with current income. StoneCastle Financial is managed by StoneCastle-ArrowMark Asset Management, LLC. To learn more, visit www.stonecastle-financial.com.

Disclaimer and Risk Factors:

There is no assurance that StoneCastle will achieve its investment objective. StoneCastle is subject to numerous risks, including investment and market risks, management risk, income and interest rate risks, banking industry risks, preferred stock risk, convertible securities risk, debt securities risk, liquidity risk, valuation risk, leverage risk, non-diversification risk, credit and counterparty risks, market at a discount from net asset value risk and market disruption risk. Shares of closed-end investment companies may trade above (a premium) or below (a discount) their net asset value.

Shares of StoneCastle Financial may not be appropriate for all investors. Investors should review and consider carefully StoneCastle investment objective, risks, charges and expenses. Past performance does not guarantee future results.

The Annual Report, Semi-Annual Report and other regulatory filings of the Company with the SEC are accessible on the SEC’s website at www.sec.gov and on the Company’s website at www.stonecastle-financial.com.

Contact:

Julie Muraco
Investor Relations
212-468-5441